Exhibit 1.02

Conflict Minerals Report of Celestica Inc.

For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Mineral Report (CMR) of Celestica Inc. (“Celestica” or the “Company”) has been prepared pursuant to Rule 13p-1 (“Rule 13p-1”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period of January 1, 2013 to December 31, 2013.

Introduction

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in such Rule are necessary to the functionality or production of those products.  The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”).  The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Celestica is a multinational electronics manufacturing services (EMS) company headquartered in Toronto, Canada. The Company’s global network is comprised of approximately 20 facilities in 15 countries in the Americas, Europe and Asia.  The Company manufactures, or contracts to manufacture, certain products for which Conflict Minerals are necessary to their functionality or production.

Celestica builds products for a wide variety of leading OEMs (original equipment manufacturers), to be marketed under the OEMs’ brands. Typically, the OEM specifies all parts to be included in the product through an Approved Vendor List (AVL). As a result, Celestica does not control the selection of suppliers or materials sources unless specifically instructed to do so by its customers.

Description of the Company’s Products Covered by this CMR

This CMR relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2013.

These products, which are referred to in this CMR collectively as the “Covered Products,”  consist of printed circuit board assemblies and complete system builds for the following end products: wireless controllers, network switches (Communications equipment), servers, routers (Enterprise Computing equipment), measuring devices, scanner control devices, automated teller machine control boards, power delivery systems (industrial equipment), in-flight entertainment modules, cockpit control systems (Aerospace and Defense products), digital radiography and ultrasound imaging control boards (HealthTech devices), photovoltaic solar panels (Renewable Energy equipment) and wafer fabrication equipment modules and automation (Capital Equipment).

The Company’s Reasonable Country of Origin Inquiry and Due Diligence Process

In accordance with Rule 13p-1, the Company has conducted in good faith a reasonable country of origin inquiry (RCOI) regarding the Conflict Minerals necessary to the functionality or production of the products it manufactures or contracts to manufacture.  This RCOI was reasonably designed to determine whether any of such Conflict Minerals originated in the Covered Countries and whether any of such Conflict Minerals may be from recycled or scrap sources.

To facilitate its RCOI, Celestica engaged Source Intelligence as a third-party information management service provider.  Source Intelligence engaged with the Company’s immediate (Tier 1) suppliers to collect information about the presence and sourcing of Conflict Minerals used in products and components supplied to the Company. Information was collected by using the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template).

As 2013 was the first reporting year under Rule 13p-1, the Company’s efforts included providing its Conflict Minerals Policy (described below) to its Tier 1 suppliers and educating them on the Company’s position regarding Conflict Minerals sourcing practices and the requirements of the Rule. The Company established a cloud-based transparency system for its Conflict Minerals supply chain, and disseminated and collected information to and from its suppliers on their sourcing practices using the EICC-GeSI Template.

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary Conflict Minerals, as well as their origin. Additional supplier contacts were conducted to address various issues, including implausible statements regarding no presence of Conflict Minerals, incomplete data on the EICC-GeSI Template, responses that did not identify smelters or refiners, responses which indicated a sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research.

In addition to the RCOI, the Company also exercised due diligence on the source and chain of custody of its necessary Conflict Minerals where the Company, based on its RCOI, had reason to believe that such Conflict Minerals may have originated in the Covered Countries and may not be from recycled or scrap sources.

The following criteria were used to determine which supply chains and associated smelters or refiners (SORs) were moved to the due diligence step:

•                                          Supplier reported sourcing from Covered Countries;

•                                          Provided SOR data indicated sourcing from a mine located in the Covered Countries;

•                                          Listed SOR has been reported to source from a mine located in the Covered Countries (based on information contained within the Source Intelligence system, from independent certification programs, or from Internet research/available public reports);

•                                          An indication that the SOR sourced from a Covered Country or a Level 21 country; or

•                                          Information provided about the SOR indicated the origin of the materials was not from a known reserve.

With respect to 2013, the EICC-GeSI template was sent to suppliers identified by the Company as potentially “in-scope” for Conflict Minerals regulatory purposes.  The survey response rate (after all follow-ups were complete) was 24% (representing approximately 60% of the manufacturing parts Celestica sourced from all suppliers). Of these responding suppliers, 59% responded “yes” as to having one or more Conflict Minerals as necessary to the functionality or production of the products and/or components they supply to Celestica, and/or responded “yes” as to having sourced such Conflict Minerals from the Covered Countries.

Responding suppliers identified an aggregate of 299 individual SORs used by such suppliers (responses did not identify SORs used in the products or components supplied specifically to Celestica), which are listed below.

The Company’s due diligence measures were designed to conform to the framework in the Organization for Economic Cooperation and Development’s (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements2.

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of Conflict Minerals.  The Company does not purchase Conflict Minerals directly from mines, smelters or refiners.  The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.  However, because the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, the Company has also taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.

The OECD Guidance identifies five due diligence steps:

Step 1: Establish Strong Company Management Systems

Step 2: Identify and Assess Risks in the Supply Chain

Step 3: Design and Implement a Strategy to Respond to Identified Risks

Step 4: Carry out Independent Third-Part Audit of Smelter/Refiner’s Due Diligence

Step 5: Report Annually on Supply Chain Due Diligence

It is important to note that the OECD Guidance was written for both upstream3 and downstream4 companies in the supply chain. As Celestica is a downstream company in the supply chain, its due diligence practices were tailored accordingly.

1  As described by the Conflict-Free Sourcing Initiative, Level 2 Countries are “known or plausible countries” for smuggling, export out of the Covered Countries, or transit of material containing Conflict Minerals, and currently consist of Kenya, Mozambique, South Africa and the United Arab Emirates.

2  OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

In addition to the RCOI described in detail above, the following constitute the procedures the Company used to identify supply chain risks in relation to Conflict Minerals in the Covered Products, and the due diligence activities undertaken to respond to those risks.

OECD Guidance Step 1: Establish strong company management systems

A management system is a framework of policies, procedures, processes and even organizational structure that will enable a company to complete all tasks necessary to achieve its objectives. Celestica has established such a system by taking the following steps.

Adopt a conflict minerals policy

Celestica’s Conflict Minerals policy is publicly available at www.celestica.com. It states:

The mining and trading of Coltan (the metal ore from which Tantalum is extracted), Wolframite (the metal ore from which Tungsten is extracted), Cassiterite (the metal ore from which Tin is extracted), and Gold, and their respective derivatives, originating from the Democratic Republic of Congo (“DRC”) or adjoining countries (the “DRC Region”) has financed conflict, resulting in widespread human rights violations and environmental degradation. Section 1502(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Conflict Minerals Law”) requires SEC reporting companies to undertake an inquiry as to the source and chain of custody of conflict minerals and to make certain disclosures in connection therewith.

Celestica fully supports the objectives of this legislation, which aims to minimize violence and environmental damage in the DRC Region. We will comply with all applicable obligations under the Conflict Minerals Law. Celestica expects that all suppliers will comply with the Conflict Minerals Law and provide all necessary declarations using the EICC/GeSI Conflict Minerals Reporting Template. These measures will be used in conjunction with industry initiatives such as the Conflict-Free Smelter Program to reasonably assure that the Conflict Minerals in the products we manufacture or contract to manufacture do not directly or indirectly finance or benefit unauthorized armed groups in the DRC Region. Celestica will assess future business with suppliers who are noncompliant with this policy.

Celestica is committed to ethical practices and compliance with applicable laws and regulations wherever it does business.

Assemble an internal team to support supply chain due diligence

Celestica has established a management system for Conflict Minerals. This management system includes an internal Conflict Minerals steering committee made up of senior management from Corporate Compliance, Finance, Supply Chain Management and Commodity Management functions, and a Supply Chain Management (SCM) Environmental Engineering team to manage Conflict Minerals

3  Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.

4  Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

activities. The steering committee is updated on the results of Celestica’s due diligence efforts on a regular basis.

Establish a system of controls and transparency over the mineral supply chain

To provide better transparency within Celestica’s mineral supply chains and to facilitate communication of policies and expectations, Celestica engaged Source Intelligence to complement internal management processes.  The Source Intelligence on-line system is used to identify suppliers in Celestica’s mineral supply chains and the relationships between them (e.g., Tier 1, Tier 2, etc.), collect, store, and review information on Conflict Minerals sourcing practices, track information on SORs, and flag risks based on SOR sourcing practices. This system is designed to allow collection and housing of data on supply chain circumstances which can be updated to reflect changing realities within the supply chain, such as new customer-supplier relationships, new products, etc.

Celestica teamed with Source Intelligence to engage with suppliers as part of its Conflict Minerals management system. Engagement consisted of multiple communication outreaches through email and phone to educate suppliers on Celestica’s expectations for sourcing and Conflict Minerals policy, and the requirements of Rule 13p-1.  Suppliers were provided various avenues to obtain additional information and guidance regarding Celestica’s Conflict Minerals compliance program, including an on-line supplier education portal (http://www.sourceintelligence.com/supplier/), and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing the information request.

OECD Guidance Step 2: Identify and Assess Risks in the Supply Chain

The following steps are recommended by the OECD to identify and assess risks in mineral supply chains.

Identify the Smelters or Refiners (SORs) in the supply chain

The Company attempted to obtain information on identified SORs using the Source Intelligence SOR database, Internet searches, other research activities (e.g., government databases and industry and trade organization lists), and contact with suppliers providing SOR information on their reporting templates The Company also followed up where a sourcing location provided (country of mine origin) is not believed to be a known reserve for the given metal.

Engage with SORs to obtain mine of origin and transit routes and assess whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

Identified SORs were matched against available lists of processors that have been certified as “conflict free” by internationally-recognized industry validation schemes, such as the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Responsible Gold Audit Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification Program. Suppliers and products associated with certified SORs were assumed to meet the OECD Guidance due diligence standards and responsibly source their materials.

If the SOR was not certified by an internationally-recognized scheme, Source Intelligence attempted to contact the SOR up to three times to gain more information about its sourcing practices, including countries of origin and transfer, and whether there were any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. Relevant information requested included whether the SOR had a documented, effective and communicated conflict-free policy, and/or an accounting system and documentation to support traceability of materials.

OECD Guidance Step 3: Design and Implement a Strategy to Respond to Identified Risks

Celestica implemented the following measures to address high risk SORs5.

Report findings to senior management

A monthly update is provided to Celestica’s Conflict Minerals steering committee on the progress and findings of the RCOI and due diligence.

Devise and adopt a risk management plan, monitor and track risk mitigation, and evaluate supplier relationship

Celestica is an electronic manufacturing services (EMS) company that builds products for leading OEMs according to specifications provided by the OEM to Celestica. Typically, the OEM specifies all parts included in the product through an Approved Vendor List (AVL). As a result, Celestica does not control selection of suppliers or materials sources unless specifically instructed to do so by its customers. Whenever a risk is identified, Celestica will inform the customer of the risk in the supply chain and work with such customer to manage and mitigate the risk.

For parts that Celestica designs or over which Celestica has engineering control, if a risk is identified, Celestica will work with its suppliers to express its concerns about providing revenue to armed groups within the DRC and adjoining countries. Celestica will work with suppliers to provide a roadmap intended to ensure that the Conflict Minerals they supply to Celestica will be DRC Conflict Free. If a supplier refuses to comply, Celestica will assess future business with the supplier.

Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances

The Source Intelligence system includes an online platform for storing and managing Conflict Minerals information. This system is updated in real time as information about and from Celestica’s mineral supply chain is obtained. By participating in this system, which contains information from companies and suppliers in the apparel, electronics, manufacturing and industrial, oil and gas, and retail industries, Celestica can benefit from additional intelligence, thereby creating a more comprehensive and robust risk assessment. Celestica has access to the data platform and is able to report to senior management on current circumstances. Celestica’s executive level staff is also given monthly updates on efforts and progress surrounding Conflict Minerals.

OECD Guidance Step 4: Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence

This OECD step does not require or define audits for downstream companies.  However, downstream companies can support these audits by supporting or joining industry organizations.

5  SORS were considered high risk when they met the criteria of OECD Red Flags, i.e., Level 2 or Covered Country sourcing or sourcing from unknown reserves.

Celestica does not typically have a direct relationship with Conflict Minerals smelters or refiners and does not perform direct audits of these entities within its supply chain. However, as a member of the EICC, Celestica is a participant in the Conflict Free Sourcing Initiative (CFSI), a joint initiative between the EICC and the Global e-Sustainability Initiative (GeSI). Celestica participates in the ongoing discussions and updates of the CFSI Conflict-Free Smelter program (CFSP), an audit program designed to validate SORs’ sourcing practices.  Through the CFSP validation process, which is voluntary, an independent third party audits the procurement and processing activities of a SOR to determine if it showed sufficient documentation to demonstrate with reasonable confidence that the minerals the SOR processed originated from conflict free sources.

OECD Guidance Step 5: Report Annually on Supply Chain Due Diligence.

In fulfilling this step, Celestica’s Conflict Minerals steering committee:

a.              Provided management with periodic process updates during the reporting period and through the filing date;

b.              Informed management of due diligence efforts and results; and

c.               Completed and filed this Conflict Minerals Report, and the Form SD to which it relates, which are publicly available at www.celestica.com.

Based on the information obtained in the Company’s due diligence process, the Company does not have sufficient information to determine all facilities used to process all Conflict Minerals in the Covered Products.  With respect to the 299 SORs identified as used by the Company’s suppliers, 190 are EICC-GeSI known smelters and refineries. Among these 190 SORs, 67 were certified as conflict-free by the CFSP and listed on the Conflict Free Smelter Program’s website as conflict-free certified. The 299 SOR facilities that were identified pursuant to the due diligence process are set forth below.

Identified SORs certified as “conflict free” under the CFSP:

SOR Name	Mineral	EICC-GeSI Smelter ID	Conflict-Free Certification
Allgemeine Gold- und Silberscheideanstalt A.G.	Gold	1DEU001	CFSP; LBMA; RJC
AngloGold Ashanti Mineração Ltda	Gold	1BRA003	CFSP; LBMA
Argor-Heraeus SA	Gold	1CHE004	CFSP; LBMA
Asahi Pretec Corporation	Gold	1JPN005	CFSP; LBMA
Chimet SpA	Gold	1ITA013	CFSP; LBMA
Dowa	Gold	1JPN015	CFSP
Heraeus Ltd Hong Kong	Gold	1HKG019	CFSP; LBMA
Heraeus Precious Metals GmbH & Co. KG	Gold	1DEU018	CFSP; LBMA
Ishifuku Metal Industry Co., Ltd.	Gold	1JPN021	CFSP; LBMA
Istanbul Gold Refinery	Gold	1TUR069	CFSP; LBMA

Johnson Matthey Inc	Gold	1USA025	CFSP; LBMA
Johnson Matthey Limited	Gold	1CAN024	CFSP; LBMA
JX Nippon Mining & Metals Co., Ltd	Gold	1JPN028	CFSP; LBMA
Kennecott Utah Copper LLC	Gold	1USA088	CFSP; RJC
Kojima Chemicals Co. Ltd	Gold	1JPN074	CFSP
LS-Nikko Copper Inc	Gold	1KOR032	CFSP; LBMA
Materion	Gold	1USA033	CFSP
Matsuda Sangyo Co. Ltd	Gold	1JPN034	CFSP; LBMA
Metalor Technologies (Hong Kong) Ltd	Gold	1HKG036	CFSP; LBMA; RJC
Metalor Technologies SA	Gold	1CHE035	CFSP; LBMA; RJC
Metalor USA Refining Corporation	Gold	1USA037	CFSP; LBMA; RJC
Mitsubishi Materials Corporation	Gold	1JPN039	CFSP; LBMA
Nihon Material Co. LTD	Gold	1JPN071	CFSP; LBMA
Ohio Precious Metals LLC.	Gold	1USA043	CFSP; LBMA
OMSA	Gold	2BOL022	CFSP
PAMP SA	Gold	1CHE045	CFSP; LBMA
Rand Refinery (Pty) Ltd	Gold	1ZAF049	CFSP; LBMA
Royal Canadian Mint	Gold	1CAN050	CFSP; LBMA
SEMPSA Joyeria Plateria SA	Gold	1ESP052	CFSP; LBMA
Solar Applied Materials Technology Corp.	Gold	1TWN056	CFSP; LBMA
Sumitomo Metal Mining Co. Ltd.	Gold	1JPN057	CFSP; LBMA
Tanaka Kikinzoku Kogyo K.K.	Gold	1JPN058	CFSP; LBMA
Tokuriki Honten Co. Ltd	Gold	1JPN060	CFSP; LBMA
Umicore SA Business Unit Precious Metals Refining	Gold	1BEL062	CFSP; LBMA
United Precious Metal Refining, Inc.	Gold	1USA076	CFSP
Valcambi SA	Gold	1CHE063	CFSP; LBMA
Western Australian Mint trading as The Perth Mint	Gold	1AUS046	CFSP; LBMA
Conghua Tantalum and Niobium Smeltry	Tantalum	3CHN019	CFSP
Duoluoshan	Tantalum	3CHN001	CFSP
Exotech Inc.	Tantalum	3USA002	CFSP
F&X	Tantalum	3CHN003	CFSP
Global Advanced Metals	Tantalum	3USA005	CFSP
H.C. Starck GmbH	Tantalum	3DEU006	CFSP
Hi-Temp	Tantalum	3USA016	CFSP
JiuJiang Tambre Co. Ltd.	Tantalum	3CHN007	CFSP
Kemet Blue Powder	Tantalum	3USA010	CFSP
LMS Brasil S.A.	Tantalum	3BRA021	CFSP
Mitsui Mining & Smelting	Tantalum	1JPN040	CFSP

Molycorp Silmet	Tantalum	3EST025	CFSP
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	3CHN009	CFSP
Plansee	Tantalum	3AUT011	CFSP
RFH	Tantalum	3CHN017	CFSP
Solikamsk Metal Works	Tantalum	3RUS012	CFSP
Taki Chemicals	Tantalum	3JPN023	CFSP
Tantalite Resources	Tantalum	3ZAF024	CFSP
Telex	Tantalum	3USA018	CFSP
Ulba	Tantalum	3KAZ014	CFSP
Zhuzhou Cement Carbide	Tantalum	4CHN015	CFSP
Cookson	Tin	2USA001	CFSP
Geiju Non-Ferrous Metal Processing Co. Ltd.	Tin	2CHN012	CFSP
Malaysia Smelting Corporation (MSC)	Tin	2MYS016	CFSP
Mineração Taboca S.A.	Tin	2BRA018	CFSP
Minsur	Tin	2PER019	CFSP
PT Bukit Timah	Tin	2IDN032	CFSP
Thaisarco	Tin	2THA046	CFSP
White Solder Metalurgia	Tin	2BRA054	CFSP
Yunnan Tin Company Limited	Tin	2CHN048	CFSP

Note:

CFSP — Conflict-Free Smelter Program

LBMA — London Bullion Market Association

RJC — Responsible Jewellery Council

Identified SORs not certified as “conflict free” by the CFSP:

Smelter name	Metal	EICC Verified Smelter ID
Academy Precious Metals (China) Co., Ltd.	Gold
Advanced Chemical Company	Gold
Aida Chemical Industries Co. Ltd.	Gold	1JPN072
Almalyk Mining and Metallurgical Complex (AMMC)	Gold	1UZB002
Asaka Riken Co Ltd	Gold	1JPN073
Asarco LLC	Gold
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold	1TUR006
Aurubis AG	Gold	1DEU007
Baiyin Nonferrous Group Co.,Ltd.	Gold
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold	1PHL008
Bauer Walser AG	Gold
Blaze Metals Resouces	Gold

Boliden AB	Gold	1SWE009
Caridad	Gold	1MEX010
Cendres & Métaux SA	Gold	1CHE011
Central Bank of the DPR of Korea	Gold	1KOR012
China Daye Non-Ferrous Metals Mining Limited	Gold
China National Gold Group Corp	Gold
China Nonferrous Metal Mining (Group) Co., Ltd.	Gold
Chugai Mining	Gold	1JPN078
Codelco	Gold	1CHL014
Colt Refining & Recycling	Gold
Daejin Indus Co. Ltd	Gold	1KOR082
DaeryongENC	Gold	1KOR083
Do Sung Corporation	Gold	1KOR084
DODUCO GmbH	Gold
Eldorado Gold Corporation	Gold
ESG Edelmetall-Service GmbH & Co. KG	Gold
Faggi S.p.A.	Gold
Foshan Nanhai Tong Ding Metal Company. Ltd.	Gold
FSE Novosibirsk Refinery	Gold	1RUS016
Geib Refining Corp	Gold
Guangdong Jinding Gold Ltd.	Gold
Guangdong Mingfa Precious Metals Co., Ltd.	Gold
Harmony Gold Mining Company Limited	Gold
Heimerle + Meule GmbH	Gold	1DEU017
Henan Lingbao Jinyuan Mining Co., Ltd.	Gold
Henan Sanmenxia Lingbao City Jinyuan Mining Industry Co., Ltd	Gold
Henan Zhongyuan Gold Smelter Co.,Ltd.	Gold
Hutti Gold Mines Limited	Gold
Hwasung CJ Co. Ltd	Gold	1KOR085
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Gold	1CHN020
Japan Mint	Gold	1JPN022
Jean Goldschmidt International	Gold
Jiangxi Copper Company Limited	Gold	1CHN023
Jinlong Copper Co., Ltd.	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold	1RUS026
JSC Uralectromed	Gold	1RUS027
Kazzinc Ltd	Gold	1KAZ029
Korea Metal Co. Ltd	Gold	1KOR086
Kyrgyzaltyn JSC	Gold	1KGZ030
L’ azurde Company For Jewelry	Gold	1SAU031

Lingbao Gold Company Ltd.	Gold
Metallic Resources, Inc.	Gold
Met-Mex Peñoles, S.A.	Gold	1MEX038
Mitsui Kinzoku Co., Ltd.	Gold
Moscow Special Alloys Processing Plant	Gold	1RUS041
N.E.Chemcat Corporation	Gold
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Gold
Nanchang Cemented Carbide Limited Liability Company	Gold
Navoi Mining and Metallurgical Combinat	Gold	1UZB042
Nittetsu Mining Co., Ltd.	Gold
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Gold	1RUS044
OJSC Kolyma Refinery	Gold	1RUS067
Pan Pacific Copper Co. LTD	Gold
Penglai Penggang Gold Industry Co Ltd	Gold
Precious Metal Sales	Gold
Prioksky Plant of Non-Ferrous Metals	Gold	1RUS047
PT Aneka Tambang (Persero) Tbk	Gold	1IDN048
PX Précinox SA	Gold
Sabin Metal Corp.	Gold	1USA075
SAMWON METALS Corp.	Gold	1KOR087
Schone Edelmetaal	Gold	1NLD051
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Gold	1CHN054
Shandong Zhongkuang Group Co,.Ltd.	Gold
So Accurate Refining Services	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold	1RUS055
SOLAR GOLD Aranykereskedelmi es Szolgaltato Zartkoruen Mukodo Reszvenytarsasag	Gold
Suzhou Xingrui Noble	Gold	1CHN079
Taicang Nancang Metal Material Co., Ltd.	Gold
The Great Wall Gold and Silver Refinery of China	Gold	1CHN059
The Hutti Gold Mines Company Limited	Gold
The Refinery of Shandong Gold Mining Co. Ltd	Gold	1CHN053
TongLing Nonferrous Metals Group Holdings Co., Ltd.	Gold
Torecom	Gold	1KOR081
Umicore Brasil Ltda	Gold	1BRA061
Xiamen Golden Egret Special Alloy Co. Ltd., China	Gold
Xstrata Canada Corporation	Gold	1CAN064
Yamamoto Precious Metal Co., Ltd.	Gold
Yantai Zhaojin Kanfort Precious Metals Co., Ltd.	Gold
Yokohama Metal Co Ltd	Gold	1JPN077

Yoo Chang Metal Inc.	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	1CHN065
Zijin Mining Group Co. Ltd	Gold	1CHN066
浙江广源贵金属冶炼厂	Gold
浙江省遂昌金矿有限公司 （Zhejiang Province Suichang Gold Mine Co. Ltd.）	Gold
A&M Group, Ltd.	Tantalum
ABS Industrial Resources Ltd	Tantalum
AMC Group	Tantalum
AMG Mineração S/A	Tantalum
Ethiopian Minerals Development Share Company	Tantalum
Gannon & Scott	Tantalum	3USA004
JiuJiang JinXin Nonferrous Metals Co. Ltd.	Tantalum	3CHN020
Kanto Denka Kogyo Co. Ltd.	Tantalum
King-Tan Tantalum Industry Ltd	Tantalum	3CHN026
Metal Do Co., Ltd.	Tantalum
Mettalurgical Products India Pvt. Ltd.	Tantalum
Nanchang Cemented Carbide Limited Liability Company	Tantalum
Niotan	Tantalum
Sandvik Material Technology	Tantalum
Shanghai Jiangxi Metals Co., Ltd.	Tantalum
Xiamen Golden Egret Special Alloy Co. Ltd., China	Tantalum
5N Plus Inc.	Tin
Academy Precious Metals (China) Co., Ltd.	Tin
Altantic Metals & Alloys, LLC	Tin
AMC Group	Tin
American Iron & Metal Co. Inc.	Tin
American Iron and Metal Co.	Tin
ArcelorMittal	Tin
Balver Zinn Josef Jost GmbH & Co. KG	Tin
Blaze Metals Resources	Tin
Chengfeng Metals Co Pte Ltd	Tin
China Nonferrous Metal Mining (Group) Co., Ltd.	Tin
CNMC (Guangxi) PGMA Co. Ltd.	Tin	2CHN050
Cooper Santa	Tin	2BRA063
CSC Pure Technologies	Tin
CV Duta Putra Bangka	Tin	2IDN003
CV Gita Pesona	Tin	2IDN056
CV JusTindo	Tin	2IDN004
CV Makmur Jaya	Tin	2IDN005
CV Nurjanah	Tin	2IDN006

CV Prima Timah Utama	Tin	2IDN007
CV Serumpun Sebalai	Tin	2IDN008
CV United Smelting	Tin	2IDN009
DAECHANG Co., Ltd.	Tin
Dongbu Steel	Tin
Elmet S.A. de C.V.	Tin
EM Vinto	Tin	2BOL010
Estanho de Rondonia SA	Tin
Federal Metal Company	Tin
Feinhütte Halsbrücke GmbH	Tin
Fenix Metals	Tin	2POL064
Foshan Nanhai Tong Ding Metal Company. Ltd.	Tin
Ganzhou NSIET Co., Ltd	Tin
Gejiu Zi-Li	Tin	2CHN011
Gold Bell Group	Tin	2CHN013
Henan Lingbao Jinyuan Mining Co., Ltd.	Tin
Huichang Jinshunda Tin Co. Ltd	Tin	2CHN052
Jean Goldschmidt International	Tin
Jiangxi Jinshunda Tin Co. Ltd.	Tin
Jiangxi Nanshan	Tin	2CHN014
Kai Unita Trade Limited Liability Company	Tin	2CHN053
Kovohutě Příbram	Tin
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Tin
Linwu Xianggui Smelter Co	Tin	2CHN055
Liuzhou China Tin	Tin	2CHN015
MCP Group	Tin
Metallic Resources, Inc.	Tin
Metallo Chimique	Tin	2BEL017
Minmetals Ganzhou Tin Co. Ltd.	Tin	2CHN051
N.E.Chemcat Corporation	Tin
Nankang Nanshan Tin Co., Ltd.	Tin
Nathan Trotter & Co. Inc	Tin
Nathan Trotter & Co., Inc.	Tin
Novosibirsk Integrated Tin Works	Tin	2RUS021
Nyrstar	Tin
O. M. Manufacturing Philippines, Inc.	Tin
O.M. Manufacturing Philippines, Inc.	Tin
P.T. Citralogam Alphasejahtera	Tin
PREMIER METAL RECYCLERS LTD	Tin
PT Alam Lestari Kencana	Tin	2IDN023
PT Artha Cipta Langgeng	Tin	2IDN024

PT Babel Inti Perkasa	Tin	2IDN025
PT Babel Surya Alam Lestari	Tin	2IDN026
PT Bangka Kudai Tin	Tin	2IDN027
PT Bangka Putra Karya	Tin	2IDN028
PT Bangka Timah Utama Sejahtera	Tin	2IDN029
PT Bangka Tin Industry	Tin	2IDN058
PT Belitung Industri Sejahtera	Tin	2IDN030
PT BilliTin Makmur Lestari	Tin	2IDN031
PT DS Jaya Abadi	Tin	2IDN059
PT Eunindo Usaha Mandiri	Tin	2IDN033
PT Fang Di MulTindo	Tin	2IDN034
PT HP Metals Indonesia	Tin	2IDN035
PT Indra Eramulti Logam Industri	Tin
PT Karimun Mining	Tin	2IDN062
PT Koba Tin	Tin	2IDN036
PT Mitra Stania Prima	Tin	2IDN037
PT Panca Mega	Tin	2IDN060
PT Refined Banka Tin	Tin	2IDN038
PT Sariwiguna Binasentosa	Tin	2IDN039
PT Seirama Tin Investment	Tin	2IDN061
PT Stanindo Inti Perkasa	Tin	2IDN040
PT Sumber Jaya Indah	Tin	2IDN041
PT Tambang Timah	Tin	1IDN048
PT Timah	Tin	2IDN042
PT Timah Nusantara	Tin	2IDN043
PT Tinindo Inter Nusa	Tin	2IDN044
PT Tommy Utama	Tin	2IDN057
PT Yinchendo Mining Industry	Tin	2IDN045
Rui Da Hung Co.	Tin
Sevelar SA	Tin
Shunda Huichang Kam Tin Co., Ltd.	Tin
So Accurate Refining Services	Tin
Soft Metals Ltda	Tin
Taicang Nancang Metal Material Co., Ltd.	Tin
Traxys Europe SA	Tin
Vale S.A.	Tin
Westfalenzinn	Tin
Westmetall	Tin
Xianghualing Tin Co. Ltd	Tin
Yifeng Tin Industry (Chenzhou) Co Ltd	Tin
Yunnan Chengfeng	Tin	2CHN047

ZHUZHOU SMELTER GROUP CO., LTD	Tin
A.L.M.T. Corp.	Tungsten	4JPN020
Altantic Metals & Alloys, LLC	Tungsten
ArcelorMittal	Tungsten
ATI Tungsten Materials	Tungsten	4USA001
Beijing General Research Institute of Mining and Metallurgy	Tungsten
Blaze Metals Resources	Tungsten
CB-CERATIZIT Luxembourg S.A.	Tungsten
Chaozhou Xianglu Tungsten Industry Co Ltd	Tungsten	4CHN002
China Minmetals Nonferrous Metals Co Ltd	Tungsten	2CHN051
Dayu Weiliang Tungsten Co., Ltd.	Tungsten	4CHN021
Feinhütte Halsbrücke GmbH	Tungsten
Ganzhou Grand Sea W & Mo Group Co Ltd	Tungsten	4CHN016
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten
Hunan Chenzhou Mining Group Co	Tungsten	4CHN018
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Tungsten	4CHN023
Japan New Metals Co Ltd	Tungsten	4JPN017
Jean Goldschmidt International	Tungsten
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Tungsten	4CHN009
Jiangxi Tungsten Industry Group Co Ltd	Tungsten	4CHN010
Kanto Denka Kogyo Co. Ltd.	Tungsten
Kennametal Inc.	Tungsten
Metallic Resources, Inc.	Tungsten
Midwest Tungsten Service	Tungsten
Mi-Tech Metals, Inc.	Tungsten
Nanchang Cemented Carbide Limited Liability Company	Tungsten
Nathan Trotter & Co. Inc	Tungsten
Nippon Tungsten Co., Ltd.	Tungsten
North American Tungsten Corporation Ltd.	Tungsten
Sandvik Material Technology	Tungsten
Shaanxi Taibai Tungsten Products Factory	Tungsten
Sichuan Metals & Materials Imp & Exp Co	Tungsten
Voss Metals Company, Inc.	Tungsten
Xiamen Golden Egret Special Alloy Co. Ltd., China	Tungsten
Zhuzhou Cemented Carbide Group Co Ltd	Tungsten	4CHN015

Based on the information obtained in the Company’s due diligence process, the Company does not have sufficient information to determine the country of origin of all Conflict Minerals in the Covered Products.  However, based on the information that has been obtained, the Company has reasonably determined that the countries of origin of its necessary Conflict Minerals include those set forth below.  The Company’s efforts to determine the mine(s) or location of origin with the greatest possible specificity are described in the RCOI and due diligence discussion above.

Metals	Country of Origin
Gold

Australia, Chile, Papua New Guinea, South Korea, Malaysia, United States, Japan, Canada, Hong Kong, Mozambique, Peru, Brazil, Russia, Belgium, China, Bolivia, Indonesia, Kazakhstan, Spain, Portugal, Switzerland, Tajikistan, Kyrgyzstan, Mongolia, DRC- Congo (Kinshasa), South Africa, Ghana, Guinea, Mali, Namibia, Tanzania, Argentina, Thailand, Uzbekistan, Mexico, Rwanda, Zambia, Germany, Burundi, Philippines, Laos, United Kingdom, Taiwan, United Arab Emirates,

Tantalum

Australia, Chile, Malaysia, United States, Japan, Canada, Hong Kong, Peru, Brazil, Mozambique, Russia, Kazakhstan, Belgium, China, Spain, Portugal, Bolivia, Thailand, DRC- Congo (Kinshasa), Ethiopia, Egypt, Nigeria, Indonesia, Papua New Guinea, Rwanda, Burundi, India, Nigeria

Tin

Australia, Chile, Papua New Guinea, South Korea, Malaysia, United States, Japan, Canada, Hong Kong, Peru, Brazil, Mozambique, Russia,  Kazakhstan, Belgium, China, Bolivia, Indonesia, Burundi, DRC- Congo (Kinshasa), Nigeria, Rwanda, Spain, Portugal, Thailand, Switzerland,Tajikistan, Kyrgyzstan, Mongolia, Ethiopia, Egypt, Mexico, Uzbekistan, India, South Africa,  Philippines, Laos, Zambia

Tungsten

Austria, Australia, Chile, Papua New Guinea, South Korea, Malaysia, United States, Japan, Canada, Hong Kong, Peru, Brazil, Mozambique, Russia, Kazakhstan, Austria, Belgium, China, Bolivia, Indonesia, Burundi, DRC- Congo (Kinshasa), Nigeria, Rwanda, Spain, Portugal, Thailand, Ethiopia, Egypt, Mexico, South Africa, Uzbekistan, India, Philippines, Laos, Switzerland, Taiwan

Given the response rate of Celestica’s suppliers to its RCOI and due diligence inquiries, the fact that not all of the SORs identified by the Company’s suppliers are certified by an independent third-party as “conflict-free”, the fact that the SOR information obtained from suppliers did not correspond specifically to products/components supplied to the Company, and because necessary Conflict Minerals in a particular Covered Product may be sourced from multiple SORs, although the Company was able to determine that certain of its necessary Conflict Minerals in the Covered Products were from Covered Countries (as described above), it could not determine the country of origin for all Covered Products.  In addition, based on the foregoing, the Company was unable to determine whether the necessary Conflict Minerals in the Covered Products that were from the Covered Countries were from recycled or scrap sources, or came from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries, as such term is defined in Rule 13p-1.  Of all responding suppliers in the Company’s due diligence process, none indicated (at any point during the RCOI or due diligence process) that it had sourced Conflict Minerals to the Company that directly or indirectly benefitted or financed armed groups (as that terms is defined in Rule 13p-1) in the Covered Countries.

Celestica intends to undertake the following steps during subsequent compliance periods to improve the due diligence conducted to further determine whether Conflict Minerals in its Covered Products are sourced from the Covered Countries, or are from recycled or scrap sources, and to mitigate the risk that its necessary Conflict Minerals sourced from Covered Countries finance or benefit armed groups, including:

•                  Increase the response rate during the RCOI process;

•                  Review and update the list of products and associated suppliers designated as “in-scope”;

•                  Engaging each “in-scope” supplier to re-verify and update sourcing information as appropriate;

•                  Continue to engage with suppliers to obtain current, accurate and complete information about the supply chain;

•                  Encourage suppliers to implement responsible sourcing;

•                  Participate in industry initiatives encouraging “conflict-free” supply chains; and

•                  Continue to compare RCOI and due diligence results to information collected via independent conflict-free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program